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                                                                    Exhibit 4.10

                                 TRUST AGREEMENT

         THIS AGREEMENT made as of the ____ day of ____________, 2000.

AMONG:

                  WORLDWIDE FIBER HOLDINGS LTD., of --

                  GREGORY B. MAFFEI, of --

                  MADISON SQUARE INC., of --

                  LARRY R. OLSEN, of --

                  (herein called the "Shareholders")

                                      -and-

                  WORLDWIDE FIBER INC., of 1500 - 1066 West Hastings Street,
                    Vancouver,  British Columbia, V6E 3X1

                  (herein called the "Company")

                                     -and -

                  -- TRUST COMPANY, of --

                  (herein called the "Trustee")

     WHEREAS there are -- Class C Multiple Voting Shares of the Company (the "Multiple Voting Shares") issued and outstanding, all of which are owned by the Shareholders;

     AND WHEREAS the Shareholders and the Company are desirous of entering into this Agreement to secure the listing of the Class A Non-Voting Shares of the Company (the "Non-Voting Shares") on The Toronto Stock Exchange and to derive the benefits of such listing, and for the purpose of ensuring that the holders from time to time of the Non-Voting Shares will not be deprived of any rights under applicable take-over bid legislation to which they would have been entitled in the event of a take-over bid if the Multiple Voting Shares and the Non-Voting Shares were of a single class of shares, the Shareholders have agreed that an aggregate of -- Multiple Voting Shares (the "Subject Multiple Voting shares") as set out in Schedule A attached hereto, representing 80% of the issued and outstanding Multiple Voting shares, will be subject to the terms of this Agreement;

     AND WHEREAS the Shareholders and the Company desire to constitute the Trustee as a trustee for the holders from time to time of the Non-Voting Shares to the intent that


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such holders, through the Trustee, will receive the benefits of the covenants of the Shareholders and the Company contained in this Agreement;

     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and agreements herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Subject to Section 2, the Shareholders shall not sell any Subject Multiple Voting Shares, directly or indirectly, pursuant to a take-over bid, as defined by applicable securities legislation, under circumstances in which securities legislation would have required the same offer or a follow-up offer to be made to holders of Non-Voting Shares if the sale had been of Non-Voting Shares rather than Multiple Voting Shares, but otherwise on the same terms. For this purpose, it shall be assumed that the offer that would have resulted in such sale of Non-Voting Shares would have constituted a take-over bid under applicable securities legislation, regardless of whether this actually would have been the cause.


2. Section 1 shall not apply to prevent a sale of Subject Multiple Voting Shares by a Shareholder pursuant to a take-over bid if:

     (a) such sale is made pursuant to an offer to purchase Multiple Voting Shares made to all holders of Multiple Voting Shares, and an identical offer (in terms of price per share, percentage of outstanding shares to be taken up exclusive of shares owned immediately prior to the offer by the offeror, or associates or affiliates of the offeror, and in all other material respects) concurrently is made to purchase Non-Voting Shares, which identical offer has no condition attached other than the right not to take up and pay for shares tendered if no shares are purchased pursuant to the offer for Multiple Voting Shares; or

     (b) there is a concurrent unconditional offer to purchase all of the Non-Voting Shares at a price per share at least as high as the highest price per share paid pursuant to the take-over bid for the Multiple Voting Shares, and for the purposes of this Section 2 the varying of any term of an offer shall be deemed to constitute the making of a new offer.

3. If the conditions attaching to the shares of the Company include a provision that would have the effect of changing the voting rights attaching to shares of the Company under certain circumstances, through an automatic conversion of shares of one class into shares of another class or otherwise, and if there is an offer that would have been a take-over bid if not for the existence of such provision, such offer shall be deemed to be a "take-over bid" for the purposes of this Agreement.

4. For greater certainty, any sale which would result in a direct or indirect acquisition of Subject Multiple Voting Shares or Non-Voting Shares, or in a direct or indirect acquisition of control or direction over such shares, be construed to be a sale of such Subject Multiple Voting Shares or Non-Voting Shares, as the case may be, for the purposes of Section 1.


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5.   Each Shareholder shall use its best efforts to prevent any person or company it controls from carrying out a sale (including an indirect sale) described in Section 1 in respect of any Subject Multiple Voting Shares owned from time to time by such Shareholder, regardless of whether such person or company is a party to this Agreement, unless Subsection 2(a) or 2(b) applies in respect of such sale.

6. If a Shareholder, or any person or company it controls, carries out a sale (including an indirect sale) described in Section 1 in respect of any Subject Multiple Voting Shares owned from time to time by such Shareholder, and if neither Subsection 2(a) or 2(b) applies in respect of such sale, the Shareholder shall not at the time such sale becomes effective or thereafter do any of the following with respect to any of the Subject Multiple Voting Shares so sold: (a) dispose of them without the prior written consent of the Trustee; (b) convert them into Non-Voting Shares without the prior written consent of the Trustee; or
(c) exercise any voting rights attaching to them except in accordance with the written instructions of the Trustee, and the Shareholder shall comply with such instructions. The Trustee may attach conditions to any consent the Trustee gives in exercising its rights hereunder. The Trustee shall exercise such rights in a manner that the Trustee considers to be: (i) in the best interests of the holders of the Non-Voting Shares, other than the Shareholders and other holders thereof who, in the opinion of the Trustee, participated directly or indirectly in the transaction that triggered the operation of this Section 6; and (ii) consistent with the intentions of the Shareholders and the Company in entering into this Agreement as such intentions are set out in the preamble to this Agreement.

7. No Shareholder shall dispose of any Subject Multiple Voting Shares, directly or indirectly, unless the disposition is conditional upon the person or company acquiring the shares entering into an agreement in the form of this Agreement and under which such person or company shall have the same rights and obligations as the Shareholder hereunder. If the conditions attaching to the shares of the Company include a right of conversion of Multiple Voting Shares into Non-Voting Shares, neither the exercise of such right nor the subsequent sale of the Non-Voting shares resulting from the conversion shall constitute a disposition of Subject Multiple Voting Shares for the purposes of this Section 7.

8. If and whenever the Trustee has reasonable cause to believe that a Shareholder or the Company may have breached, or may intend to breach, any provision of this Agreement, the Trustee shall make reasonable enquiry to determine whether such a breach has occurred or is intended, and if the Trustee thereupon determines that such is the case the Trustee shall forthwith deliver to the Company a certificate stating that the Trustee has made such determination. The Trustee shall thereupon be entitled to take and, subject to
Section 10, shall take such action as the Trustee considers necessary to enforce its rights under this Agreement on behalf of the holders of the Non-Voting Shares.

9. Subject to Section 10, if and whenever holders of not less than 10% of the then outstanding Non-Voting Shares determine that a Shareholder or the Company has breached, or intends to breach, any provision of this Agreement, such holders may require the Trustee to take action in connection therewith by delivering to the Trustee a requisition in writing signed in one or more counterparts by such holders and setting forth the action to be taken by the Trustee, and upon receipt by the Trustee of such a requisition the Trustee shall forthwith take such action as is

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specified in the requisition and any other action that the Trustee considers necessary to enforce its rights under this Agreement on behalf of the holders of the Non-Voting Shares.

10. The obligation of the Trustee to take any action on behalf of the holders of the Non-Voting Shares shall be conditional upon the Trustee receiving from the Company or from one or more holders of Non-Voting Shares such funds and indemnity as the Trustee may reasonably require in respect of any costs or expenses which it my incur in connection with any such action. The Company shall provide such funds and indemnity to the Trustee if the Trustee has delivered to the Company the certificate referred to in Section 8.

11. No holder of Non-Voting Shares shall have the right, other than through the Trustee, to institute any action or proceeding or to exercise any other remedy for the purpose of enforcing any rights arising from this Agreement unless holders of Non-Voting Shares shall have requested in the manner specified in
Section 9 that the Trustee act and shall have provided reasonable funds and indemnity to the Trustee and the Trustee shall have failed to so act within 30 days after the provision of such funds and indemnity. In such case any holder of Non-Voting Shares acting on behalf of such holder and all other holders of Non-Voting Shares shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken.


12. The Company shall do all things reasonably necessary to facilitate the due performance of this Agreement, including the fulfilment by the Shareholders of their obligations hereunder.

13. The Trustee may resign and be discharged from all further duties and liabilities hereunder, subject to this Section 13, after giving three months' written notice to the Company, or such shorter notice as the Company may accept as sufficient. In the event that the office of trustee becomes vacant, the Company shall forthwith appoint a new trustee which shall be a corporation authorized to carry on the business of a trust company in British Columbia; failing such appointment, the Shareholders, the Trustee or any holder of Non-Voting Shares may apply to a judge of the Supreme Court of British Columbia for the appointment of a new trustee. Upon any new appointment the new trustee shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the trustee, but there shall be immediately executed, at the expense of the Company, all such instruments as may be, in the opinion of counsel to the Company, necessary or desirable to assure such vesting. Any resignation of the Trustee shall not become effective until the successor party shall have executed an appropriate instrument accepting the appointment as the new trustee.

14. The Shareholders and the Company agree to indemnify and save harmless the Trustee from and against all claims made against it by reason of the Trustee's compliance in good faith with the terms hereof.

15. The Company shall pay the reasonable fees and expenses of the Trustee in connection with the performance of the Trustee's obligations hereunder, including the reasonable fees and disbursements of counsel, but this Section 15 shall not require the Company to pay any fees or expenses in connection with any action taken by the Trustee pursuant to Section 9


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if the Trustee has not delivered to the Company the certificate referred to in
Section 8 in respect of such action.

16. The Trustee hereby accepts the appointment as trustee for the holders from time to time of the Non-Voting Shares upon the terms and conditions herein set forth.

17. This Agreement shall not be amended, and no provision thereof shall be waived, except with the approval of at least two-thirds of the votes cast by the holders of Non-Voting Shares present or represented at a meeting duly called for the purpose of considering such amendment or waiver.

18. Notwithstanding Section 17, the Company and the Trustee may, without reference to the holders of the Non-Voting Shares, amend this Agreement if such amendment is, in the opinion of the Trustee:

     (a)  beneficial to the holders of the Non-Voting Shares;

     (b) for the purpose of complying with the legislation, rules or policies of any applicable regulatory authority; or

     (c) necessary or desirable to overcome administrative difficulties arising in connection with administration of this Agreement;

and such amendment does not, in the opinion of the Trustee, adversely affect the holders of the Non-Voting Shares.

19. Any notice or other communication required or contemplated under this Agreement shall be sufficiently given if it is in writing and delivered, telecopied or sent by prepaid registered mail to the following:

     if to the Shareholders:

          at the address indicated on the first page hereof

          if to the Company:

                  Worldwide Fiber Inc.
                  1500 - 1066 West Hastings Street
                  Vancouver, British Columbia
                  V6E 3X1
                  Facsimile No.:  (604) 681-6822

                  Attention:  --

         if to the Trustee:

                  -- Trust Company
                  --


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                  --
                  Facsimile No.:  --

                  Attention:  Corporate Trust Department

Any notice which is delivered or telecopied shall be deemed to have been given and received on the business day next following the date of delivery or telecopying, as the case may be. Any notice mailed as aforesaid shall be deemed to have been given and received on the third business day following the date it is posted, provided that if between the time of mailing and actual receipt of the notice there shall be a mail strike, slow-down or other labour dispute which might affect delivery of the notice by mail, then the notice shall be effective when actually delivered. A person may change its address for service by providing notice of such in accordance with the terms of this Section 19.

20. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

21. Each of the Parties hereto agrees to execute such further and other deeds, documents and assurances and do such further and other acts as may be reasonably necessary to carry out and implement the true intent and meaning of this Agreement fully and effectually.

22. This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns, as applicable.

WORLDWIDE FIBER HOLDINGS LTD.

Per:
     ----------------------------------
      Authorized Signatory

SIGNED, SIGNED AND DELIVERED
by GREGORY B. MAFFEI in the           )
presence of:                          )
                                      )
                                      )
------------------------------------- )
Name                                  )        --------------------------------
                                      )        GREGORY B. MAFFEI
------------------------------------- )
Address                               )
                                      )
-------------------------------------
                                      )
------------------------------------- )
Occupation                            )


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MADISON SQUARE INC.

Per:
      Authorized Signatory

SIGNED, SIGNED AND DELIVERED
by LARRY R. OLSEN in the              )
presence of:                          )
                                      )
                                      )
------------------------------------- )
Name                                  )        --------------------------------
                                      )        LARRY R. OLSEN
------------------------------------- )
Address                               )
                                      )
-------------------------------------
                                      )
------------------------------------- )
Occupation                            )


WORLDWIDE FIBER INC.

Per:
     ----------------------------------
      Authorized Signatory

THE CORPORATE SEAL of -- TRUST
COMPANY was hereunto affixed in the   )
presence of:                          )

                                      )
                                      )
Per:                                  )                   C/S
    --------------------------------- )
        Authorized Signatory          )
                                      )


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                                   SCHEDULE A

              SHAREHOLDER                     NO. OF SUBJECT MULTIPLE
                                                   VOTING SHARES

        Worldwide Fiber Holdings Ltd.                32,400,000

        Gregory B. Maffei                             4,920,000

        Madison Square Inc.                           1,800,000

        Larry R. Olsen                                1,800,000